UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g)

OF THE SECURITIES EXCHANGE ACT OF 1934

Global Star Acquisition, Inc

(Exact name of registrant as specified in its charter)

Delaware	84-2508938
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1641 International Drive Unit 208 McLean, VA	22102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one share of Class A Common Stock and one Redeemable Warrant	The Nasdaq Stock Market LLC
Class A Common Stock, $0.0001 par value per share	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC
Rights included as part of the units	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-266387

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Amendment No. 1 to the registration statement on Form 8-A of Global Star Acquisition Inc. (the “Registrant”) filed on September 13, 2022 (the “Registration Statement”) is filed for the sole purpose of adding to the Registration Statement rights included in the units. Each right entitles the holder thereof to receive one-tenth (1/10) of one Class A common stock upon consummation of the Company’s initial business combination. The rights be will registered on The Nasdaq Stock Market LLC along with the other securities referenced in the previously filed Registration Statement. Except as described above, no other changes have been made to the Registration Statement.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the units, Class A common stock, warrants to purchase shares of Class A common stock, and rights to receive one-tenth (1/10) of one Class A common stock upon consummation of the initial business combination of Global Star Acquisition, Inc. (the “Registrant”). The description of the units, Class A common stock, warrants and rights set forth under the heading “Description of Securities” in the Registrant’s prospectus forming a part of its Registration Statement on Form S-1 (File No. 333-266387), including exhibits, originally filed with the U.S. Securities and Exchange Commission on July 29, 2022, as thereafter amended and supplemented from time to time (the “Registration Statement”), to which this Form 8-A relates is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

Pursuant to the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GLOBAL STAR ACQUISITION, INC.

Date: September 19, 2022	By:	/s/ Anthony Ang
Anthony Ang
Chief Executive Officer